Exhibit 99.1

XpresSpa Group Reports Record Full Year 2021 Results

Strongest Financial Results in Company History Marks End to Banner Year

Record Quarterly Revenue of $29.4 Million, Record Net Income of $3.3 Million

Liquidity Position with Unrestricted Cash Balance Increases to $105.5 Million

Company to Actively Repurchase Shares under Current Authorization

Webcast and Conference Call Scheduled for 4:30 PM ET Today

NEW YORK, March 15, 2022 - XpresSpa Group, Inc. (Nasdaq: XSPA), a travel health and wellness company, today reported record financial results for the fourth quarter and full year ending December 31, 2021.

Scott Milford, XpresSpa Group CEO, stated, “We ended 2021 on a high note with our strongest financial results in company history. Quarterly revenue was $29.4 million, while net income and adjusted EBITDA reached $3.3 million and $4.5 million, respectively[1], reflecting our second consecutive quarter of profitability. We also generated significant operating cash flow of $9.7 million for the quarter, of which $7.3 million was used to repurchase shares under our buyback authorization. We further believe our stock price is currently undervalued and our intention is to actively repurchase additional shares, subject to blackout restrictions.”

Mr. Milford continued, “While we believe testing at major U.S. airports for Covid-19 variants will remain an important part of travel for the foreseeable future, especially international travel, we have already begun to position our bio-surveillance efforts (such as Covid-19 testing) as a component part of our future revenue strategy. Our go-forward plan will include the expansion and integration of products and services across our three brands; the execution of an ‘off-airport’ strategy to deliver more products and services; the implementation of an international expansion plan; and ensuring we can scale our growth in a responsible way that drives shareholder value. “

Mr. Milford concluded, “We are reiterating our expectations of over $100 million in revenue this year and $500 million in revenue by 2025. These targets are predicated upon what we believe are significant opportunities for our businesses based upon healthy unit level economics while leveraging an efficient corporate structure. In realizing these projections, we will elevate all of our brands while further expanding our services and products to meet consumer needs.”

1        A full reconciliation of Adjusted EBITDA is shown in the tables of this release.

Business Update

XpresCheck® Health Centers

XpresCheck’s business has management services agreements with state licensed physicians and nurse practitioners, under which we administer Covid-19 testing options, including a Polymerase Chain Reaction (PCR) test and a rapid PCR test. As of today, there are 15 operating XpresCheck locations operating in 12 airports.

Recent developments include:

•	During the fourth quarter, XpresCheck initiated a $2 million, eight-week pilot program with the Centers for Disease Control and Prevention (CDC) in collaboration with Concentric by Ginkgo. Under this program, XpresCheck is conducting biosurveillance monitoring at four major U.S. airports (JFK International Airport, Newark Liberty International Airport, San Francisco International Airport, and Hartsfield-Jackson Atlanta International Airport) aimed at identifying existing and new SARS-CoV-2 variants. On January 31, 2022, we announced the extension of the program, bringing the total contract to $5.6 million.
o	Payments are based on certain milestones specified in the contract. $1.6 million of the original $2 million in revenue was recognized during the fourth quarter of 2021. We anticipate the remaining $4.0 million of the fully $5.6 million amount will be realized in the first and second quarters of 2022.
•	In October 2021, XpresCheck opened in Hartsfield-Jackson Atlanta International Airport (ATL), converting a legacy XpresSpa located in Concourse E.
•	In February 2022, a second XpresCheck opened at Denver International Airport (DEN), pre-security in the Great Hall.
•	One additional XpresCheck location is expected to open shortly in Orlando International Airport (MCO), pre-security, in the South Walk area of the Main Terminal.

XpresSpa®

There are currently 16 operating XpresSpa domestic locations (including one franchise location in Austin-Bergstrom International Airport) and we expect to re-open four additional domestic locations in the near-term. A majority of the domestic XpresSpa locations are operating approximately eight hours per day during the busiest hours (compared to up to 16 hours per day pre-pandemic) improving labor productivity. Additionally, XpresSpa implemented a price increase in mid-October 2021 which further improved profitability. And as airport volumes improve, we will continue to review our operating hours to optimize revenue opportunity.

During the fourth quarter, we began testing several new services to take advantage of a growing interest in non-traditional spa services and expansion of our retail offering to align more closely with the services we provide. We are evaluating the success of these new initiatives at each airport on an on-going basis and will incorporate changes to our approach as more of the portfolio is reactivated.

There are also six international locations operating, including three XpresSpa locations in Dubai International Airport in the United Arab Emirates and three XpresSpa locations in Schiphol Amsterdam Airport in the Netherlands. We have also signed for five locations at Istanbul Airport and expect to open the first store this summer.

Treat™

Treat is our new travel, health and wellness brand transforming the way we access care through a suite of health and wellness services supported by an integrated digital platform and a relevant retail offering to the traveling public.

Treat’s on-site centers (currently located in JFK International Airport and opening soon in Phoenix Sky Harbor International Airport and later this year in Salt Lake City International Airport) provide access to health and wellness services for travelers. Our teams provide travel-related diagnostic testing for virus, cold, flu and other illnesses as well as hydration therapy, IV Drips, and vitamin injections. Travelers can purchase time blocks to use our wellness rooms to engage in interactive services like self-guided yoga, meditation and low impact weight exercises or to relax and unplug from the hectic pace of the airport and renew themselves before or after their trip.

Treat offers a website (www.treat.com) and mobile app to complement the offering with relevant health and wellness content designed to help people on the go with information that could impact their travel. The platform provides travelers access to a comprehensive online marketplace of services including global illness tracker tools such as the Covid-19 Requirements Map, on-demand chat care by licensed providers, a health wallet to store personal and family health records (including Covid-19 testing results), and a scheduler to arrange for direct care at one of our on-site locations.

HyperPointe Acquisition

In January 2022, we announced and closed on the acquisition of GCG Connect, LLC d/b/a HyperPointe. HyperPointe is a leading digital healthcare and data analytics relationship marketing agency servicing the global healthcare and pharmaceutical industry. HyperPointe has significant experience in patient and healthcare professional marketing and deep technological experience with CXM (customer experience management) and data analytics. Since June 2020, HyperPointe’s management team and suite of services and technology have been used to develop and deploy the technological infrastructure needed to scale the growth of our XpresCheck® business HyperPointe’s experience in this space continues to serve the XpresCheck business and will play a critical role in the expansion of on-going bio surveillance efforts.

Terms of the transaction were $5.5 million in cash, $1 million in common stock, along with potential additional earn-out payments of up to $7.5 million over a three-year timeframe based upon future performance; these earn-out payments may be satisfied in cash or common stock or a combination thereof subject to various terms and conditions.

HyperPointe currently operates as a stand-alone entity within XpresSpa Group. Ezra Ernst, who is the current CEO of HyperPointe, also serves as CEO of XpresCheck, reporting to Scott Milford, XpresSpa Group CEO. Mr. Ernst is spearheading efforts to further integrate XpresCheck’s bio-surveillance screening and testing business with HyperPointe’s customer experience management technology and data management know how in the healthcare and pharmaceutical verticals to further drive new revenue opportunities.

Share Repurchase Program

During the fourth quarter, we continued to execute on our share repurchase program, repurchasing 4.5 million shares at average cost of $1.65 per share, for a total of $7.3 million.

However, due to blackout restrictions, buybacks to date in the first quarter have been severely limited. Based upon the current share price, which management believes is materially undervalued, our intention is to actively repurchase additional shares when possible, subject to the limitations of blackout restrictions.

As of March 14, 2022, there are 10.3 million shares that may be purchased under the current authorization.

Liquidity and Financial Condition

As of December 31, 2021, we had cash and cash equivalents, excluding restricted cash, of $105.5 million, compared to $89.8 million as of December 31, 2020. As noted above, during the fourth quarter of 2021, we executed $7.3 million of stock repurchases. We had total current assets of $109.0 million and total current liabilities of $19.8 million as of December 31, 2021, compared to $91.8 million and $13.5 million, respectively, as of December 31, 2020, reflecting a continuing strong working capital position as of the end of the most recent quarter.

Summary of Fourth Quarter 2021 Financial Results

Total revenue during the three months ended December 31, 2021 was $29.4 million compared to $0.3 million in the corresponding period in 2020. The increase in revenue was primarily due to the recognition of revenue from 14 XpresCheck locations plus CDC funding totaling $26.9 million. We also generated $2.4 million in revenue from our reopened XpresSpa locations.

Cost of Sales

Cost of sales increased to $15.8 million from $2.4 million in the prior year fourth quarter due to the increase in XpresCheck testing volume.

General and Administrative Expenses

General and administrative expenses were $9.8 million compared to $5.0 million for the year ago comparable period. The increase was primarily due to start-up costs associated with XpresCheck, development of Treat, and staffing for the increased revenue activities, offset by reduced variable costs related to the closed XpresSpa locations and the realized benefits of cost cutting and control initiatives instituted throughout 2020. We will continue to evaluate our G&A cost structure identifying areas to optimize spend as part of our strategic imperative to organize for growth.

Income from Operations

Income from operations increased to $2.3 million compared to loss from operations of $17.4 million in the prior year fourth quarter, an increase of $19.7 million. Income from operations consists of $10.8 million contributed by XpresCheck offset by losses at our XpresSpa and Treat divisions and corporate-level expenses.

Net Income Attributable to Common Shareholders

Net income attributable to common shareholders was $3.3 million compared to a net loss attributable to common shareholders of $15.7 million in the prior year fourth quarter.

XpresCheck Operational Metrics

Total Patients by Quarter

Q1	37,589
Q2	92,415
Q3	113,212
Q4	104,805

Total Rapid Test (Antigen and PCR) / Percent of Total Patients by Quarter

Q1	27,651	74%
Q2	75,788	82%
Q3	110,376	97%
Q4	103,000	98%

Rapid PCR Tests / Percent of Total Rapid Tests by Quarter

Q1	114	0%
Q2	32,382	43%
Q3	74,090	67%
Q4	101,526	99%

Non-GAAP Financial Metrics

Adjusted EBITDA

On a non-GAAP basis, Adjusted EBITDA was $4.5 million during the fourth quarter 2021, compared to an Adjusted EBITDA loss of $6.7 million in the prior year fourth quarter. The improvement of $11.2 million is indicative of the profitability of XpresCheck compared to the legacy XpresSpa spa segment. The tables below on this release provide a full reconciliation of the Adjusted EBITDA.

We define Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization expense, non-cash charges and stock-based compensation expense.

We consider Adjusted EBITDA to be an important indicator for the performance of our operating business, XpresCheck. In particular, we believe that it is useful for analysts and investors to understand that Adjusted EBITDA excludes certain transactions not related to core cash operating activities, which are primarily related to XpresCheck. We believe that excluding these transactions allows investors to meaningfully analyze the performance of core cash operations.

Webcast and Conference Call Today

We will host a webcast and conference call at 4:30 p.m. Eastern Time today.

We encourage investors and interested parties to listen via webcast as there is a limited capacity to access the conference call by dialing 1-201-689-8263. To submit a question, please email ir@xpresspagroup.com.

The live and later archived webcast can be accessed from the Investor Relations section of the Company’s website at http://xpresspagroup.com. Visitors to the website should select the “Investors” tab and navigate to the “Events” link to access the webcast.

About XpresSpa Group, Inc.

XpresSpa Group, Inc. (Nasdaq: XSPA) is a leading global health and wellness holding company operating three distinct brands: XpresCheck®, XpresSpa®, Treat™. XpresCheck is a leading on-site airport provider of Covid-19 screening and testing with 15 locations in 12 domestic airports. XpresSpa is a leading airport retailer of spa services and related health and wellness products, with 45 locations in 21 airports globally. Treat is a travel health and wellness brand that is providing on-demand access to healthcare through technology and personalized services. The Company also recently acquired HyperPointe, a leading digital healthcare and data analytics relationship marketing agency servicing the global healthcare and pharmaceutical industry.

To learn more about XpresSpa Group, visit: www.XpresSpaGroup.com

To learn more about XpresCheck, visit: www.XpresCheck.com

To learn more about XpresSpa, visit www.XpresSpa.com

To learn more about Treat, visit: www.Treat.com

To learn more about HyperPointe, visit: www.Hyperpointe.com

Twitter: @xprescheck and Instagram: @realxprescheck

Twitter: @XpresSpa and Instagram: @XpresSpa

Twitter: @Treat_Care and Instagram: @treat_care

Forward-Looking Statements

This press release may contain "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. These include statements preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "estimates," "projects," "intends," "should," "seeks," "future," "continue," or the negative of such terms, or other comparable terminology. Forward-looking statements relating to expectations about future results or events are based upon information available to XpresSpa Group as of today's date and are not guarantees of the future performance of the Company, and actual results may vary materially from the results and expectations discussed. Additional information concerning these and other risks is contained in XpresSpa Group’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and other Securities and Exchange Commission filings. All subsequent written and oral forward-looking statements concerning XpresSpa Group, or other matters and attributable to XpresSpa Group or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. XpresSpa Group does not undertake any obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

Investor Relations

ICR

Raphael Gross

ir@xpresspagroup.com

(203) 682-8253

Media

Julie Ferguson

Julie@jfprmedia.com

(312) 385-0098

XpresSpa Group, Inc. and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share and per share data)

	December 31,	December 31,
	2021	2020
Current assets
Cash and cash equivalents	$105,506	$89,801
Accounts receivable, net	615	-
Inventory	1,763	657
Other current assets	1,095	1,321
Total current assets	$108,979	$91,779

Restricted cash	$751	$701
Property and equipment, net	6,660	4,161
Intangible assets, net	3,730	870
Operating lease right of use assets	4,336	3,034
Other assets	2,810	2,588
Total assets	$127,266	$103,133

Current liabilities
Accounts payable, accrued expenses and other	$12,958	$7,382
Current portion of operating lease liabilities	2,736	2,797
Deferred revenue	549	-
Current portion of promissory note, unsecured	3,584	3,298
Total current liabilities	$19,827	$13,477

Long-term liabilities
Promissory note, unsecured	$-	$2,355
Operating lease liabilities	7,504	6,930
Total liabilities	$27,331	$22,762

Equity
Common Stock, $0.01 par value per share, 150,000,000 shares authorized; 105,327,379 and 94,058,853 shares issued and outstanding as of December 31, 2021 and December 31, 2020, respectively	$1,013	$941
Additional paid-in capital	487,306	475,709
Accumulated deficit	(395,275)	(398,624)
Accumulated other comprehensive loss	(312)	(220)
Total equity attributable to XpresSpa Group, Inc.	$92,732	$77,806
Noncontrolling interests	7,203	2,565
Total equity	99,935	80,371
Total liabilities and equity	$127,266	$103,133

XpresSpa Group, Inc. and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE NET INCOME/(LOSS)

(Unaudited)

(In thousands, except share and per share data)

	Quarter Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Revenue, net
Managed services fees	$18	$-	$16,861	$-
Patient services revenue	25,338	-	50,689	-
Services	3,641	246	5,402	7,025
Products	361	68	763	1,004
Other	-	9	14	356
Total revenue, net	$29,358	$323	$73,729	$8,385

Cost of sales
Labor	$5,234	$810	$12,653	$6,290
Occupancy	994	475	2,505	2,809
Products and other operating costs	9,551	1,147	26,143	2,884
Total cost of sales	$15,779	$2,432	$41,301	$11,983
Depreciation and amortization	659	1,335	3,201	5,210
Impairment/disposal of assets	815	9,037	837	15,356
General and administrative	9,849	4,968	24,199	15,940
Total operating expenses	$27,102	$17,772	$69,538	$48,489
Operating income (loss)	$2,256	$(17,449)	$4,191	$(40,104)
Interest expense, net	12	24	43	(1,832)
Gain (loss) on revaluation of warrants and conversion options	-	(230)	-	(51,147)
Other non-operating expense, net	(371)	1,247	(1,201)	858
Income (loss) before income taxes	$1,897	$(16,408)	$3,033	$(92,225)
Income tax expense	(61)	15	(140)	(7)
Net income (loss)	$1,836	$(16,393)	$2,893	$(92,232)
Net (income) loss attributable to noncontrolling interests	1,439	710	456	1,744
Net income (loss) attributable to XpresSpa Group, Inc.	$3,275	$(15,683)	$3,349	$(90,488)

Net income (loss)	1,836	(16,393)	2,893	(92,232)
Other comprehensive income (loss) from operations	(29)	30	(92)	63
Comprehensive income (loss) from continuing operations	$1,807	$(16,363)	$2,801	$(92,169)
Consolidated net income (loss) from discontinued operations	-	-	-	-
Other comprehensive income (loss) from discontinued operations	-	-	-	-
Comprehensive income (loss) from discontinued operations	-	-	-	-
Comprehensive income (loss)	$1,807	$(16,363)	$2,801	$(92,169)

Earnings / (Loss) per share
Earnings / (Loss) per share from continuing operations	0.03	(0.22)	0.03	(2.05)
Earnings / (Loss) per share from continuing operations	-	-	-	-
Basic and diluted net earnings / loss per share	$0.03	$(0.22)	$0.03	$(2.05)
Weighted-average number of shares outstanding during the period
Basic	105,337,399	72,141,861	104,306,173	44,567,542
Diluted	105,742,544	72,141,861	105,076,758	44,567,542

XpresSpa Group, Inc. and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Quarter Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Cash flows from operating activities
Net income (loss)	$1,836	$(16,393)	$2,893	$(92,232)
Adjustments to reconcile net loss to net cash used in operating activities:
Items included in net loss not affecting operating cash flows:
Revaluation of warrants and conversion options	-	230	-	51,147
Revaluation of contingent consideration	-	(315)	-	(315)
Depreciation and amortization	658	1,335	3,200	5,210
Impairment/disposal of assets	815	9,037	837	15,356
Accretion of debt discount on notes	-	55	-	1,125
Amortization of operating lease right of use asset	557	447	1,719	2,015
Issuance of shares of Common Stock for payment of interest	-	-	-	497
Issuance of shares of Series E Preferred Stock for payment of interest	-	-	-	63
Loss on the extinguishment of debt	-	-	-	182
Issuance of shares of Common Stock for services	28	-	377	135
Amortization of debt issuance costs	-	3	-	128
Bad debt expense	-	(80)	-	-
Stock-based compensation	733	362	2,856	1,328
(Gain)/Loss on equity investment	330	(1,287)	1,046	(1,287)
Changes in assets and liabilities:
(Increase) decrease in inventory	277	(19)	(1,108)	(10)
Decrease in accounts receivable, net	(551)	-	(477)	-
Decrease in deferred revenue	525	-	(365)	-
Other assets, current and non-current	(1,808)	95	(1,289)	(281)
Other liabilities, current and non-current	3,215	1,382	180	(2,904)
Increase (decrease) in accounts payable	3,060	(2,938)	5,773	(5,169)
Net cash provided by (used in) operating activities	9,675	(8,086)	15,642	(25,012)
Cash flows from investing activities
Acquisition of property and equipment	(2,712)	(870)	(5,362)	(3,969)
Cash acquired on consolidations of certain Variable Interest Entities	-	-	2,434	-
Acquisition of software	(1,152)	-	(3,308)	(380)
Proceeds from the sale of subsidiary	-	-	-	-
Proceeds from the sale of cost method investment	-	-	-	-
Net cash used in investing activities – continuing operations	(3,864)	(870)	(6,236)	(4,349)
Net cash used in investing activities – discontinued operations	-	-	-	-
Net cash used in investing activities	(3,864)	(870)	(6,236)	(4,349)
Cash flows from financing activities
Proceeds from direct offerings of Common Stock and warrants exercises, net of costs	78	36,494	17,085	110,619
Proceeds from borrowings under Paycheck Protection Program	-	-	-	5,653
Proceeds from additional borrowing from B3D	-	-	-	500
Proceeds from stock option exercises	-	2	13	7
Proceeds from funding advance	-	-	-	910
Repayment of funding advance	-	-	-	(819)
Repayment of Paycheck Protection Program	(2,070)	-	(2,070)	-
Redemption of non-controlling interests	(369)	-	(502)	-
Repurchase of Common Stocks	(7,375)	-	(7,825)	-
Contributions from noncontrolling interests	485	482	818	599
Distributions to noncontrolling interests	(179)	(115)	(1,170)	(244)
Net cash provided by (used in) financing activities	(9,430)	36,863	6,349	117,225
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(36)	-	-	3
Increase (decrease) in cash, cash equivalents and restricted cash	(3,655)	27,907	15,755	87,867
Cash, cash equivalents, and restricted cash at beginning of the period	109,912	62,595	90,502	2,635
Cash, cash equivalents, and restricted cash at end of the period	$106,257	$90,502	$106,257	$90,502

XpresSpa Group, Inc. and Subsidiaries

RESULTS OF OPERATIONS AND ADJUSTED EBITDA

(Unaudited)

(In thousands)

	Quarter Ended December 31,		Year Ended December 31,
Revenue:	2021	2020	2021	2020
Managed services fees	$18	$-	$16,861	$-
Patient service revenue	25,338	-	50,689	-
Services	3,641	246	5,402	7,025
Products	361	68	763	1,004
Other	-	9	14	356
Total revenue	$29,358	$323	$73,729	$8,385

Cost of sales
Labor	$5,234	$810	$12,653	$6,290
Occupancy	994	475	2,505	2,809
Product and other operating costs	9,551	1,147	26,143	2,884
Total cost of sales	$15,779	$2,432	$41,301	$11,983
Depreciation and amortization	659	1,335	3,201	5,210
Impairment/disposal of assets	815	9,037	837	15,356
General and administrative	9,849	4,968	24,199	15,940
Total operating expense	$27,102	$17,772	$69,538	$48,489

Earnings (loss) from operations	$2,256	$(17,449)	$4,191	$(40,104)
Interest expense, net	12	24	43	(1,832)
Gain (loss) on revaluation of warrants and conversion options	-	(230)	-	(51,147)
Other non-operating expense, net	(371)	1,247	(1,201)	858

Income (loss) before income taxes	$1,897	$(16,408)	$3,033	$(92,225)
Income tax expense	(61)	15	(140)	(7)
Net loss from operations	$1,836	$(16,393)	$2,893	$(92,232)
Loss from discontinued operations, net of income taxes	-	-	-	-
Net income (loss)	$1,836	$(16,393)	$2,893	$(92,232)
Net (income) loss attributable to noncontrolling interests	1,439	710	456	1,744
Net income (loss) attributable to common shareholders	$3,275	$(15,683)	$3,349	$(90,488)

Income (loss) from operations	$2,256	$(17,449)	$4,191	$(40,104)
Add back:
Depreciation and amortization	659	1,335	3,201	5,210
Impairment/disposal of assets	815	9,037	837	15,356
Stock-based compensation expense	733	362	2,856	1,328
Adjusted EBITDA	$4,463	$(6,715)	$11,085	$(18,210)